EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Additional Information Contact:

AirNet Systems, Inc.	InvestQuest Inc.
Bill Sumser	Robert Lentz
(614) 237-2057	(614) 876-1900

AirNet Systems, Inc. Agrees to sell Mercury Business Services unit

COLUMBUS, Ohio —July 14, 2003 — AirNet Systems, Inc. (NYSE: ANS), a leading provider of premium aviation services including time-sensitive deliveries and private passenger charter, announced today that it has signed a definitive agreement to sell certain assets from its Mercury Business Services unit back to a Mercury management group that includes the original owners.  Under terms of the agreement, AirNet will sell substantially all of the assets of its Mercury Business Services unit to Mercury Business Services, Inc., a Delaware corporation. The final price of the transaction will be based upon the asset values at the time of closing which is expected to occur within the next thirty days.

The agreement allows for a portion of the purchase price to be paid with AirNet common shares currently owned by the Mercury Business Services, Inc. ownership group. It is estimated that the group will tender approximately 125,000 common shares. The value of the tendered shares will be determined by the share closing price on the NYSE at certain times prior to the closing specified in the agreement.  Under terms of the agreement, at the buyers’ option, AirNet will finance up to forty percent of the purchase price with a ninety day promissory note secured by the assets being sold and guaranteed by each of the shareholders of Mercury Business Services, Inc.

AirNet acquired Mercury Business Services, which focuses on customers with next-day transportation needs, in 1998, at a time when AirNet intended to grow AirNet Express through acquisitions of courier companies.

About AirNet Systems, Inc.

AirNet Systems, Inc. is a premiere provider of aviation services including time-critical delivery and private passenger charter.  AirNet operates AirNet Express, an integrated national air transportation network providing expedited air transportation to banks, medical customers and other time-critical small package shippers in more than 100 cities nationwide. AirNet is committed to safety, security and customer service — these are the hallmarks of AirNet’s success over the last 28 years.The AirNet airline operates more than 120 aircraft, including 36 Learjets, located strategically throughout the United States, flying over half a million miles per week.  AirNet’s fleet departs most cities several hours after other major package delivery companies.  To find out more, visit AirNet’s Web site at www.airnet.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements regarding future events and the future financial condition of the Company.  These statements involve certain risks and uncertainties that may cause the actual events or results to differ materially from those indicated by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to completion of this agreement under the terms agreed upon; and other risks and uncertainties detailed from time to time in the Company’s periodic reports to the Securities and Exchange Commission.  Please refer to Item 7 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for additional details relating to risk factors that could affect AirNet’s results and cause those results to differ materially from those expressed in forward-looking statements.

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